Exhibit 99

Dollar General Corporation Reports 3.8% Same-Store Sales Growth for First Quarter 2019

Company Continues to Execute Real Estate Strategy; Opens 240 New Stores and Remodels 330 Stores

Company Reiterates Financial Guidance for Fiscal Year 2019

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 30, 2019--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2019 first quarter (13 weeks) ended May 3, 2019.

  Net Sales Increased 8.3%; Same-Store Sales Increased 3.8%
  Operating Profit Increased 4.5% to $512.2 million
  Diluted Earnings Per Share (“EPS”) of $1.48
  Cash Flows From Operations Increased 4.7% to $574 million
  $283 Million Returned to Shareholders through Share Repurchases and Cash Dividends
  Board of Directors Declares Second Quarter 2019 Cash Dividend of $0.32 per share

“Our team continued to make great progress on our strategic initiatives this quarter, while remaining focused on our four operating priorities,” said Todd Vasos, Dollar General’s chief executive officer. “This hard work and focus led to strong top- and bottom-line growth, and I’m very proud of our achievements. Looking forward, we have a wide variety of initiatives and projects that we believe can help extend our growth trajectory over both the near and longer term. During 2019, we will enter our 80th year of serving others, and we remain dedicated to bringing innovation to our retail channel and delivering on our commitment of value and convenience to our customers. We are excited about our future and believe we are creating long-term value for our shareholders.”

First Quarter 2019 Highlights

Net sales increased 8.3% to $6.6 billion in the first quarter of 2019 compared to $6.1 billion in the first quarter of 2018. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 3.8% compared with the first quarter of 2018, due to increases in both average transaction amount and customer traffic. Same-store sales in the first quarter of 2019 included growth in the consumables, seasonal, and home categories, partially offset by declines in the apparel category.

Gross profit as a percentage of net sales was 30.2% in the first quarter of 2019 compared to 30.5% in the first quarter of 2018, a decrease of 23 basis points. This gross profit rate decrease was primarily attributable to increases in distribution and transportation costs, a greater proportion of sales coming from consumables that generally have a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of consumables sales. These factors were partially offset by higher initial markups on inventory purchases.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.5% in the first quarter of 2019 compared to 22.4% in the first quarter of 2018, an increase of six basis points. This SG&A increase was primarily attributable to increased employee benefits and occupancy costs as a percentage of sales, partially offset by lower repairs and maintenance and workers’ compensation expenses.

Operating profit for the first quarter of 2019 grew 4.5% to $512.2 million compared with $490.2 million in the first quarter of 2018.

The effective income tax rate in the first quarter of 2019 was 20.8% compared to 21.6% in the first quarter of 2018. This lower effective income tax rate was primarily due to the recognition of a larger tax benefit in the 2019 period associated with stock based compensation than in the 2018 period.

The Company reported net income of $385 million for the first quarter of 2019 compared to $365 million in the first quarter of 2018. Diluted EPS increased 8.8% to $1.48 for the first quarter of 2019 compared to diluted EPS of $1.36 in the first quarter of 2018.

Merchandise Inventories

As of May 3, 2019, total merchandise inventories, at cost, were $4.11 billion compared to $3.59 billion as of May 4, 2018, an increase of approximately 8.2% on a per-store basis. Inventory growth in the first quarter of 2019 was largely driven by a change in the Company’s replenishment process, which is focused on enhancing on-shelf availability.

Capital Expenditures

Total additions to property and equipment in the first quarter of 2019 were $145 million, including approximately: $67 million for improvements, upgrades, remodels and relocations of existing stores; $36 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; $25 million for distribution and transportation related projects; and $15 million for information systems upgrades and technology-related projects. During the first quarter of 2019, the Company opened 240 new stores, remodeled 330 stores and relocated 27 stores.

Share Repurchases

The Company repurchased approximately $200 million of its common stock, or 1.7 million shares, under its share repurchase program in the first quarter of 2019, at an average price of $118.60 per share. The total remaining authorization for future repurchases was approximately $1.1 billion at the end of the first quarter of 2019. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On May 29, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.32 per share on the Company’s common stock, payable on or before July 23, 2019 to shareholders of record on July 9, 2019. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Reiterating Fiscal Year 2019 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending January 31, 2020 (“fiscal year 2019”), the Company is reiterating its financial guidance and store growth outlook issued on March 14, 2019. The financial guidance includes the anticipated impact of increased tariff rates on certain products imported from China, which became effective on May 10, 2019. The guidance also assumes that the Company can successfully mitigate, absorb, or otherwise offset the impact of these increased tariff rates. The guidance does not contemplate any additional increases in tariff rates or any expansion of additional products subject to tariffs.

For fiscal year 2019, the Company continues to expect the following:

  Net sales growth of approximately 7%
  Same-store sales growth of approximately 2.5%
  Operating profit growth of approximately 4% to 6%
  Diluted EPS in the range of $6.30 to $6.50; assumes an effective tax rate range of 22.0% to 22.5%
  Share repurchases of approximately $1.0 billion
  Capital expenditures in the range of $775 million to $825 million, including those related to investments in the Company’s strategic initiatives

During fiscal year 2019, the Company plans to execute approximately 2,075 real estate projects, including 975 new store openings, 1,000 mature store remodels, and 100 store relocations.

Conference Call Information

The Company will hold a conference call on Thursday, May 30, 2019 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 2766668. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through Wednesday, June 12, 2019, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 2766668.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos and in the sections entitled “Reiterating Fiscal Year 2019 Financial Guidance and Store Growth Outlook,” “Share Repurchases,” and “Dividend”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” “long-term,” ”guidance,” “years ahead,” “looking ahead,” “looking forward,” “going forward,” “focused on,” “subject to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, health care and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, and technology;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or metro areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, expanded availability of mobile, web-based and other digital technologies, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds relating to proprietary business information or the Company’s customers, employees and vendors;
  a significant disruption to the Company’s distribution network, to the capacity of the Company’s distribution centers or to the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those relating to environmental compliance, product and food safety, labeling and sales, information security and privacy, labor and employment, employee wages, and consumer protection, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and global political events;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 15,597 stores in 44 states as of May 3, 2019. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 3	May 4	February 1
	2019	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$271,111	$283,970	$235,487
Merchandise inventories	4,109,759	3,594,529	4,097,004
Income taxes receivable	25,164	28,637	57,804
Prepaid expenses and other current assets	177,735	258,900	272,725
Total current assets	4,583,769	4,166,036	4,663,020
Net property and equipment	3,008,425	2,758,369	2,970,806
Operating lease assets	8,140,326	-	-
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,164	1,200,375	1,200,217
Other assets, net	33,011	29,861	31,406
Total assets	$21,304,284	$12,493,230	$13,204,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$555	$1,889	$1,950
Current portion of operating lease liabilities	894,469	-	-
Accounts payable	2,452,898	2,018,320	2,385,469
Accrued expenses and other	560,007	495,371	618,405
Income taxes payable	48,787	9,752	10,033
Total current liabilities	3,956,716	2,525,332	3,015,857
Long-term obligations	2,732,105	2,862,497	2,862,740
Long-term operating lease liabilities	7,238,945	-	-
Deferred income taxes	629,864	565,150	609,687
Other liabilities	173,985	303,933	298,361
Total liabilities	14,731,615	6,256,912	6,786,645

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	226,032	234,109	227,072
Additional paid-in capital	3,275,917	3,210,527	3,252,421
Retained earnings	3,074,584	2,795,620	2,941,107
Accumulated other comprehensive loss	(3,864)	(3,938)	(3,207)
Total shareholders' equity	6,572,669	6,236,318	6,417,393
Total liabilities and shareholders' equity	$21,304,284	$12,493,230	$13,204,038

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	May 3	% of Net	May 4	% of Net
	2019	Sales	2018	Sales
Net sales	$6,623,185	100.00%	$6,114,463	100.00%
Cost of goods sold	4,620,909	69.77	4,252,214	69.54
Gross profit	2,002,276	30.23	1,862,249	30.46
Selling, general and administrative expenses	1,490,039	22.50	1,372,065	22.44
Operating profit	512,237	7.73	490,184	8.02
Interest expense	25,933	0.39	24,773	0.41
Income before income taxes	486,304	7.34	465,411	7.61
Income tax expense	101,291	1.53	100,559	1.64
Net income	$385,013	5.81%	$364,852	5.97%

Earnings per share:
Basic	$1.49		$1.36
Diluted	$1.48		$1.36
Weighted average shares outstanding:
Basic	259,021		268,267
Diluted	260,265		269,135

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	May 3	May 4
	2019	2018
Cash flows from operating activities:
Net income	$385,013	$364,852
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	122,485	109,335
Deferred income taxes	10,303	8,046
Noncash share-based compensation	13,631	12,406
Other noncash (gains) and losses	3,527	3,340
Change in operating assets and liabilities:
Merchandise inventories	(14,252)	12,356
Prepaid expenses and other current assets	(7,392)	3,294
Accounts payable	39,707	5,043
Accrued expenses and other liabilities	(47,679)	(55,124)
Income taxes	71,394	85,276
Other	(2,542)	(176)
Net cash provided by (used in) operating activities	574,195	548,648

Cash flows from investing activities:
Purchases of property and equipment	(144,757)	(164,630)
Proceeds from sales of property and equipment	453	631
Net cash provided by (used in) investing activities	(144,304)	(163,999)

Cash flows from financing activities:
Issuance of long-term obligations	-	499,495
Repayments of long-term obligations	(525)	(400,330)
Net increase (decrease) in commercial paper outstanding	(121,300)	(237,200)
Costs associated with issuance and retirement of debt	-	(4,444)
Repurchases of common stock	(199,986)	(150,001)
Payments of cash dividends	(82,756)	(77,657)
Other equity and related transactions	10,300	2,017
Net cash provided by (used in) financing activities	(394,267)	(368,120)

Net increase (decrease) in cash and cash equivalents	35,624	16,529
Cash and cash equivalents, beginning of period	235,487	267,441
Cash and cash equivalents, end of period	$271,111	$283,970

Supplemental cash flow information:
Cash paid for:
Interest	$48,960	$43,162
Income taxes	$19,623	$7,274
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$358,806	$-
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$91,384	$66,684

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	May 3	May 4
	2019	2018	% Change
Consumables	$5,213,155	$4,772,388	9.2%
Seasonal	736,978	691,031	6.6%
Home products	375,713	354,633	5.9%
Apparel	297,339	296,411	0.3%
Net sales	$6,623,185	$6,114,463	8.3%

Store Activity

		For the Quarter Ended
		May 3	May 4
		2019	2018

Beginning store count		15,370	14,534
New store openings		240	241
Store closings		(13)	(14)
Net new stores		227	227
Ending store count		15,597	14,761
Total selling square footage (000's)		115,468	109,415
Growth rate (square footage)		5.5%	8.3%

CONTACTS
Investor Contacts:
Jennifer Beugelmans (615) 855-5537
Kevin Walker (615) 855-4954

Media Contacts:
Crystal Ghassemi (615) 855-5210